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[Letterhead of Proskauer Rose LLP]

                                                                     Exhibit 5.1




                                                                  March 30, 1998

The Board of Directors
Schein Pharmaceutical, Inc.
100 Campus Drive, Suite 375
Florham Park, New Jersey

Ladies and Gentlemen:

You have requested our opinion in connection with the filing by Schein Pharmaceutical, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission of a Registration Statement on Form S-4 (Commission File No.: 333-45743) (the "Registration Statement") under the Securities Act of 1933 (the "Securities Act") with respect to $100,000,000 principal amount of the Company's Senior Floating Rate Notes Due 2004 (the "New Notes"). The Registration Statement relates to the offer (the "Exchange Offer") by the Company to exchange the New Notes for $100,000,000 principal amount of the Company's outstanding Senior Floating Rate Notes Due 2004 (the "Old Notes").

We have examined such records, documents and other instruments as we have deemed relevant and necessary as a basis for the opinions set forth below. We have assumed without investigation the authenticity of any document submitted to us as an original, the conformity to originals of any document submitted to us as a copy, the authenticity of the originals of such latter documents, the genuineness of all signatures and the legal capacity of natural persons signing such documents.

Based upon the foregoing, it is our opinion that the New Notes, when duly executed by the Company, authenticated by the trustee pursuant to the terms of the related Indenture and exchanged for the Old Notes in accordance with the terms of the Exchange Offer, will be duly authorized and validly issued and will constitute binding obligations of the Company entitled to the benefits of the Indenture in accordance with their terms, subject as to their binding nature to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

The foregoing opinion is limited to the internal law of the State of New York and the Delaware General Corporation Law and we express no opinion on any other law.
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Proskauer Rose LLP

The Board of Directors
Schein Pharmaceutical, Inc.
March 30, 1998.
Page 2


  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the caption, "Legal Matters," in the Prospectus contained in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                         Very truly yours,

                                                         /s/ Proskauer Rose LLP